Exhibit 6.7

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is effective November 1, 2022 (the “Effective Date”) by and between Hightimes Holding Corp., a Delaware corporation, and its affiliates, subsidiaries, divisions, successors, and assigns (“Management Service Provider”), and MXY Property Holdings LLC, a Nevada limited liability company (“Company”). Hereafter, Management and Company may each be referred to as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, as part of a transaction integrated with this Agreement, Management Service Provider and MXY Ancillary Holdings, LLC, a Nevada limited liability company and the owner of 100% of the membership interests of Company (the “Seller”), have entered into that certain Membership Interest Purchase Agreement dated concurrently herewith (the “MIPA”), pursuant to which Management Service Provider will purchase the Company; and

WHEREAS, during the pendency of the regulatory approval process leading to the Change of Ownership (as hereinafter defined) the Company desires to retain Management Service Provider to provide certain management services to the Company, and Management Service Provider desires and is willing to provide such management services to the Company, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other consideration, the adequacy and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. In addition to the terms defined above, the following terms will have the following meanings when used in this Agreement:

1.1.	“Cannabis Goods” has the meaning ascribed thereto by the State Regulations.

1.2.	“State Regulations” means 3 CCR Division 8 (CDFA Regulations), 16 CCR Division 42 (BCC Regulations), 17 CCR Division 1 (MCSB Regulations), as may be amended from time to time.

1.3.	“Proprietary and Confidential Information” means all information known or intended to be known only to the disclosing Party, its subsidiaries, and its affiliates, and their employees, including any document, record, financial, or other information of the disclosing Party, or others in a confidential relationship with the disclosing Party, and further relates to specific business matters such as the disclosing Party’s financial information, identity of customers and patients, policies and procedures, fee structures, trade secrets, proprietary know-how, account information, and other information relating to other business of the disclosing Party, its subsidiaries and affiliates, and their employees. Proprietary and Confidential Information does not include information readily accessible in the public domain by no fault of the non-disclosing Party.

1.4.	“Term” means the period beginning with the Effective Date and ending as specified in Section 6 of this Agreement.

All other terms will be construed according to their ordinary and common meaning unless otherwise specified or unless otherwise required by the context of this Agreement.

MANAGEMENT SERVICES AGREEMENT

2.	Retention of Management; Management’s Responsibilities. The Company hereby retains Management Service Provider, and Management Service Provider hereby agrees, to provide to the Company certain management and administrative support services. Management Service Provider will have the sole and exclusive responsibility for the execution of the following management and administration functions (the “Services”) which include, without limitation, the following:

2.1	Recruiting, hiring, investigating, paying, supervising, disciplining, terminating, and providing other human resources functions, employees to perform the type of work desired by Company, including, but not limited to, all associates, leads, supervisors, managers, and directors, (“Assigned Employees”) under the Company’s supervision where the Company shall have the right to approve job standards and wage rates and to approve or disapprove any Assigned Employees hired by the Management Service Provider;

2.2	Payroll processing services including paying the Assigned Employees’ wages and provide them with the benefits that Management Service Provider offers to them and paying, withholding, and transmitting payroll taxes, providing unemployment insurance and workers’ compensation benefits, and handling unemployment and workers’ compensation claims involving Assigned Employees;

2.3	Requiring Assigned Employees to sign agreements acknowledging that they are not entitled to holidays, vacations (including existing PTO balances), disability benefits, insurance, pensions, or retirement plans (including continuing existing 401(k) plan), or any other benefits offered or provided by Company;

2.4	Requiring Assigned Employees to sign confidentiality agreements before they begin their assignments at Company;

2.5	Taking any action that may be necessary to comply promptly with any and all orders, notices, or requirements affecting the Company issued by any federal, state, county, or municipal authority, and insurers; however, Management Service Provider shall not take any action as long as the Company is contesting or has affirmed its intention to contest any such order, notice, or requirement;

2.6	Entering into contracts for necessary services, including water, electricity, gas, telephone, vermin extermination, and other necessary services;

2.7	Contracting with manufacturers and distributors for all merchandise and other non-Cannabis Goods to be sold or used at the Premises, as permitted by the State Regulations.

2.8	Placing orders for any equipment, tools, appliances, materials, and office supplies that are necessary to properly maintain the Company’s operations;

2.9	Contracting for and overseeing capital improvements to the Premises in accordance with the lease for the Premises and all applicable building codes.

2.10	Contracting for and overseeing all security personnel for the Premises at a minimum as required by local law and the State Regulations.

MANAGEMENT SERVICES AGREEMENT

2.11	Assisting with obtaining and maintaining all forms of insurance needed to adequately protect the Company, its Members, Directors, Officers, employees, as their respective interests may appear (or as required by law), including workers’ compensation insurance, liability insurance, fire and extended coverage insurance, and burglary and theft insurance.

2.12	Administering all accounts payable and accounts receivable, including accrued and unpaid balances remaining as of October 31, 2022 using reasonable commercial efforts to ensuring timely collection of all amounts due and timely payment of all amounts due.

2.13	Causing the expenses and existing debts of the Company to be paid including, but not limited to, rent, leases, employee-related expenses, utilities, raw materials, packaging, supplies, sales, marketing, advertising, vehicle related expenses, supplies, banking charges, licensing and compliance fees, taxes, consulting and professional fees, repairs and improvements, and waste management fees;

2.14	Working in conjunction with an accountant, prepare for execution and filing by the Company of all forms, reports, exemption requests, and returns required by law in connection with unemployment insurance, workers’ compensation insurance, disability benefits, Social Security, franchise tax, income tax, and other similar taxes now in effect or hereafter imposed;

2.15	Reviewing and maintaining Company comprehensive system of books and records, including books of account and financial records and contracting for annual audits thereof in accordance with United States Generally Accepted Accounting Principles (GAAP);

2.16	Creating, reviewing, overseeing, and administering all capital, operating, and cash flow projections and budgets;

2.17	Establishing and maintaining, in a bank, savings and loan, or credit union located in this State, accounts for the deposit and disbursement of the monies of the Company;

2.18	On behalf of Company, creating, contracting for, and administering all marketing, advertising, packaging, and labeling for Company; and

2.19	Such other management and administrative services which the parties shall mutually determine are necessary for the efficient operation of the Company’s business and affairs. The Parties agree that the Services shall be provided by the Assigned Employees of Management Service Provider or third-party providers hired by Service Provider.

3.	Relationship of the Parties. This Agreement is not one of agency between Management Service Provider and the Company, but one in which Management Service Provider is engaged to provide management oversight and administration support services as an independent contractor. All employment arrangements are therefore solely Management Service Provider’s concern, and the Company shall not have any liability with respect thereto except as otherwise expressly set forth herein.

4.	Company’s Responsibilities. Company will have the following responsibilities:

4.1.	Ensuring that all of its directors, officers, employees, agents, and contractors are aware of Management Service Provider’s authority and responsibilities as articulated in this Agreement and that such persons comply with the directions of the Management Service Provider in accordance with this Agreement.

4.2.	Ensuring that all of its directors, officers, employees, agents, and contractors who may have some responsibility under or authority on behalf of Company take any and all actions necessary to maintain Company, its licenses, permits, registrations, and other entitlements in good standing and to cause Company to comply with all laws and regulations regarding commercial cannabis businesses under State and local law.

MANAGEMENT SERVICES AGREEMENT

5.	Compensation and Reports

5.1.	Compensation. As consideration for the performance of the Services, the Management Service Provider shall receive all income from the operations and be responsible for paying all expenses incurred, including all accrued and existing liabilities, but not limited to the following (collectively, the “Expenses”):

5.1.1.	Rent;
5.1.2.	Leases;
5.1.3.	Utilities;
5.1.4.	Security;
5.1.5.	State and local licensing fees;
5.1.6.	State and local taxes and fees, including cannabis taxes;
5.1.7.	Cost of goods produced including raw materials, supplies, and packaging;
5.1.8.	Insurance, including but not limited to property insurance, product liability, automobile, worker’s compensation insurance and general liability insurance;
5.1.9.	Maintenance, repairs, and cleaning costs;
5.1.10.	All actual costs associated with payroll and payroll processing including, but not limited to health and welfare benefits and coverage, monthly base salary, commissions, associated employer payroll taxes and 401(k) plan expenses;
5.1.11.	Advertising, sales, promotion, and marketing expenses;
5.1.12.	Bank service charges;
5.1.13.	Dues and subscriptions;
5.1.14.	GPS permit fees;
5.1.15.	Interest expenses;
5.1.16.	Late fees or penalties;
5.1.17.	Office supplies;
5.1.18.	Postage and shipping;
5.1.19.	Professional fees, including but not limited to accounting, legal, tax, and consulting fees;
5.1.20.	Internet and telephone charges;
5.1.21.	Business software; and
5.1.22.	Other miscellaneous expenses directly arising from the operation of the business.

If, after payment of Expenses, there is any income, said income shall be retained by Management Service Provider. If, after payment of Expenses, there is a loss, said losses shall be paid by the Management Service Provider.

MANAGEMENT SERVICES AGREEMENT

5.2.	Monthly Reports. Within thirty (30) days after the end of each month, Management Service Provider shall furnish the Company with a statement showing operating costs and management fees and expenses, and the total payments made by the Management Service Provider with respect thereto during the previous month (“Monthly Statement”). Unless the Company raises any objections to Management Service Provider’s Monthly Statement within five (5) days after receipt of the same, such statement shall conclusively be deemed correct and the Company shall have no right thereafter to dispute such statement or any item therein or the computation. If the Company does object to such Monthly Statement, then Management Service Provider shall provide the Company with reasonable verification of the figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes. Any objection of the Company to Management Service Provider’s Monthly Statement and resolution of any dispute shall not postpone the time for payment of any amounts due to the Management Service Provider from the Company, nor shall any failure of the Management Service Provider to deliver Monthly Statement in a timely manner relieve the Company from its obligation to pay any amounts due to the Management Service Provider based on Monthly Statement.

6.	Term. This Agreement will commence on the Effective Date and shall continue until the sooner of: (a) the closing of the transactions contemplated by the MIPA, as a result of which the Company becomes an indirect wholly-owned subsidiary of the Management Service Provider (“Change of Ownership”), or (b) nine (9) months from the Effective Date, unless otherwise agreed in writing between the Seller and Management Service Provider (“MSA Maximum Term”); provided, however, that the MSA Maximum Term shall be extended for one month periods so long as through no fault of Management Service Provider the condition to closing set forth in Section 7.02(d) of the MIPA has not been satisfied.

7.	Representations, Warranties, and Covenants.

7.1.	Company hereby represents and warrants as of the Effective Date and for all times during the Term:

7.1.1.	Company will operate in compliance with Division 10 of the California Business and Professions Code, the State Regulations, and all other California and local laws governing businesses regulated by Division 10 of the California Business and Professions Code; and

7.1.2.	Company is a limited liability company and will remain as such, duly organized, validly existing, and in good standing under California law.

7.2.	Management Service Provider hereby represents and warrants as of the Effective Date and for all times during the Term:

7.2.1.	Management Service Provider will operate in compliance with Division 10 of the California Business and Professions Code, the State Regulations, and all other California and local laws governing businesses regulated by Division 10 of the California Business and Professions Code;

7.2.2.	Management Service Provider is a limited liability company and will remain as such, duly organized, validly existing, and in good standing under California law; and

7.2.3.	Any professionals employed by Management Service Provider to render services are and will remain duly licensed, certified, and/or registered, as applicable, to render the services for which such professionals have been employed or engaged.

MANAGEMENT SERVICES AGREEMENT

8.	Disclaimer of Further Warranties.

8.1.	THE PARTIES MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUME NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE BUSINESS ACTIVITIES UNDER THIS AGREEMENT EXCEPT AS SPECIFICALLY STATED HEREIN.

8.2.	The Parties hereby acknowledge and agree that (i) they are sophisticated business entities that have entered into this Agreement for the limited purposes set forth in this Agreement and that the rights and obligations of the Parties are contractual in nature; and (ii) they have not made any warranties or guarantees of any nature with respect to the economic, financial, or other results that may be obtained or experienced by one another.

9.	Indemnification.

9.1.	Exculpation of Management Service Provider. Neither Management Service Provider nor its officers, directors, agents and employees shall be liable to the Company for any claims, actions, losses, damages, liabilities, causes of action, fines, costs and expenses (including reasonable investigation costs and reasonable attorneys’, experts’ and consultants’ fees) (“Losses”) suffered or incurred by the Company, directly or indirectly, in connection with the performance of the Services, except to the extent such Losses are caused by willful misconduct or gross negligence of the Management Service Provider. No party hereto shall be liable to the other party for, and the term Losses shall not include, any lost profits, lost sales, business interruption, decline in value, lost business opportunities, or consequential, incidental, punitive or exemplary damages; provided, however, that this waiver shall not limit a party’s right to indemnification for liabilities incurred by such party to a third party (other than the members of the Management Service Provider) claiming such items as damages.

9.2.	Company’s Indemnification of Management Service Provider. The Company shall indemnify, defend and hold harmless the Management Service Provider and its affiliates, directors, officers, members, managers, agents, and employees (the “Management Service Provider Indemnified Parties”) from and against all Losses arising from the claims of any third party to the extent such claims arise directly or indirectly out of the Management Service Provider’s performance of the Services, including any Losses arising out of or otherwise related to the Management Service Provider’s employment of the Assigned Employees and the furnishing of such Assigned Employees to the Company; provided, however, the Company shall not be responsible for indemnifying or defending any of the Management Service Provider Indemnified Parties or otherwise be liable to any of the Management Service Provider Indemnified Parties with respect to any Losses arising from Management Service Provider’s willful misconduct or gross negligence.

9.3.	Management Service Provider’s Indemnification of Company. The Management Service Provider shall indemnify, defend and hold harmless the Company, its members and employees and directors, officers and agents of the members (the “Company Indemnified Parties”) from and against all Losses resulting directly or indirectly from (i) any act or omission by the Management Service Provider that constitutes willful misconduct or gross negligence and (ii) in the event that this Agreement is terminated prior to the closing of the transactions contemplated by the MIPA, (A) any and all Losses for which the Management Service Provider received any indemnification payments from the Company pursuant to Section 9.2 and (B) any material adverse change in the business or status of the Company as compared to the business or status of the Company on the date hereof, including without limitation the level of net working capital, any regulatory action or status, any and all tax obligations or standing with respect to any governmental authorities, and the value of any physical or fixed assets of the Company.

MANAGEMENT SERVICES AGREEMENT

10.	Confidentiality. As used in this Agreement, Confidential Information means information, including, without limitation, information (a) identified by the disclosing Party as confidential, or (b) is reasonably understood by the receiving Party to be confidential, and includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to a Party’s business processes, owners, financial interest holders, controlling persons, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, work-in-process, databases, manuals, records, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, marketing information, pricing information, design information, payroll information, personnel information, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, formulae, product plans, designs, styles, models, ideas, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, buyer lists, Intellectual Property, improvements to the Intellectual Property and both the existence and the terms of this Agreement. A Party’s Confidential Information expressly includes, without limitation, the Standards and recipes for the Products, which is proprietary to and a trade secret of the Company.

10.1.	Access to Confidential Information. The Parties agree and acknowledge that as a result of this Agreement, each party will receive and have access to information, including, without limitation, information regarding information (a) identified by the disclosing Party as confidential, or (b) is reasonably understood by the receiving Party to be confidential, and includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to a Party’s business processes, owners, financial interest holders, controlling persons, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, work-in-process, databases, manuals, records, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, marketing information, pricing information, design information, payroll information, personnel information, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, sales information, revenue, costs, formulae, product plans, designs, styles, models, ideas, specifications, customer information, customer lists, client information, client lists, manufacturing information, distributor lists, buyer lists, Intellectual Property, Improvements and both the existence and the terms of this Agreement. Each Party’s Confidential Information expressly includes, without limitation, the Recipes, which is proprietary to and a trade secret of the Party and which is governed by this Section, all of which will be considered “Confidential Information.” Each Party covenants and warrants to the other Party that it will not disclose or divulge Confidential Information except to the extent: (i) required by law, (ii) to protect its interests in any dispute or litigation, (iii) necessary to perform its obligations under this Agreement, or (iv) if such information becomes publicly available without breach of this Section. The Parties’ obligations under this Section will survive any termination or expiration of this Agreement. Management Service Provider shall, and shall cause its officers, directors, managers, principals, members, employees (including the Assigned Employees), agents and representatives (collectively, “Representatives”) to comply with these confidentiality provisions.

MANAGEMENT SERVICES AGREEMENT

10.2.	Injunctive Relief. The Parties hereby acknowledge that breach of the covenants contained in this Section will cause irreparable harm to the non-breaching party. Notwithstanding any other provision of this Agreement, a party may enforce the above-described covenants and warranties by injunction, both preliminary and permanent, it being agreed that the posting of an injunction bond of no less than $5,000.00 to indemnify the other party against costs or damages which might be incurred by virtue of any temporary injunction. Nothing herein will be construed as prohibiting a Party from pursuing any other legal or equitable remedy available due to the breach of the provisions of this Section. The failure by either Party to adhere to any of the terms of this Section will be a material breach of this Agreement.

11.	Miscellaneous Provisions.

11.1.	Survival. The terms and conditions stated in Section 4, 5, 6, 7, 8, 9, 10, 11, and 12 shall survive the termination of this Agreement.

11.2.	Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile and portable document format (.pdf) delivery, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Parties agree and acknowledge that delivery of a signature by facsimile or in .pdf form shall constitute execution by such signatory.

11.3.	Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, and such invalid, illegal or unenforceable provision shall be interpreted so as to give the maximum effect of such provision allowable by law.

11.4.	Additional Documents. Each of the Parties hereto agree to execute any document or documents that may be requested from time to time by the other Party to implement or complete such Party’s obligations pursuant to this Agreement and to otherwise cooperate fully with such other Party in connection with the performance of such Party’s obligations under this Agreement.

11.5.	Notices. All notices required or permitted by this Agreement or by law will be in writing and deemed duly served, delivered, and received when personally delivered to the Party to whom directed or, instead, three (3) days after deposit in the U.S. mail, certified or registered, return receipt requested, first-class postage prepaid, addressed as indicated below. Delivery by electronic mail as indicated below will constitute personal delivery if receipt of delivery is capable of confirmation. Either Party may change this address by giving written notice of the change to the other Party as provided herein.

As to Company:

MXY Holdings Inc.

3355 East Spring Street #300

Long Beach, CA 92618

Email: jordan@enjoymoxie.com
Attention: Chief Executive Officer

MANAGEMENT SERVICES AGREEMENT

As to Management Service Provider:

Hightimes Holding Corp.

2110 Narcissus Ct.

Vernice, CA 90291

Phone: +1 (844) 933-3287

Email: paul@hightimes.com
Attention: Chief Executive Officer

11.6.	Waiver. The failure of either Party at any time to enforce any of the provisions of this Agreement will not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement, any provisions hereof, or the right of either Party to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement will be effective unless set forth in a written instrument executed by the waiving Party; and no waiver of any such breach will be construed or deemed to be a waiver of any other or subsequent breach except as otherwise noted therein. Failure of either Party to require the performance of any term in this Agreement will not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

11.7.	Relevant Laws. Company operates a cannabis business in the State of California. The parties hereby acknowledge that they understand:

11.7.1.	Federal Law. The sale of cannabis, which is considered a Schedule I narcotic pursuant to 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act and all applicable regulations promulgated thereunder, is prohibited by Federal law.

11.7.2.	State Law. Recreational and medicinal cannabis has been legalized in the State of California since January 1, 2018, pursuant to the passage of Proposition 64 and adoption of the Medicinal and Adult-Use Cannabis Regulation and Safety Act.

11.7.3.	Tax Liability. As cannabis is a Schedule I narcotic, pursuant to 26 U.S. Code §280E, cannabis businesses cannot take any deduction or credit for any amount paid or incurred during the taxable year.

11.7.4.	Forfeiture. The Federal government could begin forfeiture, civil, or criminal proceedings against any cannabis business, its owners, officers, directors, agents, affiliates, and/or investors.

11.8.	Entire Agreement. This Agreement, including exhibits and appendices, along with the MIPA and Ancillary Documents (as defined in the MIPA) constitute the entire agreement and understanding between the Parties and cancels, terminates, and supersedes any prior agreement or understandings, written or oral, relating to the subject matter hereof. There are no representations, promises, agreements, warranties, covenants, or understandings other than those contained herein.

MANAGEMENT SERVICES AGREEMENT

11.9.	Modification. No modification of or amendment to this Agreement will be effective unless in a writing signed by the Parties.

11.10.	Force Majeure. A Party will not be deemed to be in default of this Agreement or to have committed a breach if prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, acts of god, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials, or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the Parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the Parties hereunder to the extent reasonably practicable. Lack of financial resources, insolvency, or commercial impractability will be deemed within a Party’s reasonable control.

11.11.	Construction, Choice of Law, and Venue Selection. The headings and/or captions used in connection with this Agreement are for reference purposes only and will not be construed as part of this Agreement. This Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to the principles regarding conflict of laws, and as though drafted equally by the Parties and their attorneys. The provisions of federal law will have no bearing or effect on the construction of this Agreement except as required by the United States Constitution. The Parties agree that any action or proceeding to enforce or relating to this Agreement will be brought exclusively in the state courts located in the County of Los Angeles, State of California. The Parties hereto consent to the exercise of personal jurisdiction by the state courts of the State of California.

11.12.	References; Headings; Interpretation. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection” and words of similar import refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

11.13.	Independent Contractor. Nothing herein will be construed to create any relationship of employer and employee or agent and principal, or to create a partnership or joint venture between the Parties. The Parties will be considered independent contractors of one another.

11.14.	Non-Assignment and Non-Transferability. Neither Party may, without written approval of the other Party, assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party. Any assignment or transfer made without such prior written approval will be null and void. For purposes of this Agreement, an assignment will include a change in the majority ownership or control of a Party. Further, the assets of Company are not capable of being sold, assigned, transferred, or conveyed prior to the termination hereof without the approval, consent or waiver of Management Service Provider and such sale, assignment, transfer or conveyance shall constitute breach of this Agreement. Any purported assignment in violation of this section shall be null and void ab initio.

MANAGEMENT SERVICES AGREEMENT

11.15.	Severability. Although the restrictions contained in this Agreement are considered by the Parties to be reasonable for the purpose of contractual obligations, if any such restriction is found by a court of competent jurisdiction to be unenforceable, such provision will be modified, rewritten, or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten, or interpreted to be enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as if such provision were not included.

11.16.	Attorney’s Fees. In any action or proceeding founded on the terms of this Agreement, the prevailing party will be entitled to its legal costs and reasonable attorney’s fees.

11.17.	No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other persons any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided herein. Notwithstanding the foregoing or any other provision hereof, for clarity and without limitation, the Seller, are intended and shall remain an intended third-party beneficiary of all Representations, Warranties and Indemnifications by Management Service Provider to Company hereunder.

11.18.	No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

[signature page follows]

MANAGEMENT SERVICES AGREEMENT

IN WITNESS WHEREOF, the Parties have each executed this Agreement to be effective as of the Effective Date.

MANAGEMENT SERVICE PROVIDER	COMPANY
Hightimes Holding Corp.	MXY Property Holdings LLC

/s/ Paul Henderson	/s/ Jordan Lams
Paul Henderson	Jordan Lams
Chief Executive Officer	Chief Executive Officer

MANAGEMENT SERVICES AGREEMENT
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